Exhibit 10.12

First Amendment to Employment Agreement

WHEREAS, MYMD Pharmaceuticals. Inc (the “Company”) and Adam Kaplin, M.D. (“Employee”) (collectively “the Parties”) entered into an Employment Agreement dated December 18, 2020 (“Agreement”); and

WHEREAS, for good and valuable consideration the Parties hereby amend the Agreement as follows:

Exhibit “B” is replaced with Exhibit “B” appended hereto.

MYMD Pharmaceuticals, Inc.
/s/ James A. McNulty
By: James A. McNulty, CEO

Date: 2/11/21

/s/ Adam Kaplin
Adam Kaplin, MD, PhD

Date: 2/10/21

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EXHIBIT “B”

Bonus Compensation

The following Bonus Compensation shall be paid to Employee within thirty (30) calendar days following the completion of each of the following Bonus Events that are accomplished by MyMD-1 during the Term of Employment.

1)	Bonus Compensation of $100,000 cash to be paid in lump-sum cash upon the completion of the following Bonus Event: dosing of the first patient with MyMD-1 in the first MyMD-1 Phase 2 clinical trial which can be for any disease indication other than COVID-19; a clinical trial for depression involving patients who have COVID-19 would quality as a disease indication other than COVID-19.

2)	Bonus Compensation of $100,000 cash to be paid in lump-sum cash upon the completion of the following Bonus Event: public announcement of positive results from the first MyMD-1 Phase 2 clinical trial which can be for any disease indication other than COVID-19;

3)	Bonus Compensation of $100,000 cash to be paid in lump-sum cash upon the completion of each of the following Bonus Events: public announcement of positive results from each MyMD-1 Phase 2 clinical trial following the initial Phase 2 clinical trial described in #2 above (to a maximum of five (5) additional Phase 2 clinical trials) which can be for any disease indication other than COVID-19;

4)	Bonus Compensation of $200,000 cash to be paid in lump-sum cash upon the completion of the following Bonus Event: public announcement of positive results from the initial MyMD-1 Phase 3 clinical trial in COVID-19;

5)	Bonus Compensation of $100,000 cash to be paid in lump-sum cash upon the completion of the following Bonus Event: the establishment of a formal relationship with the National Institutes of Health (NIH) to advance, participation in and/or support a MyMD-1 clinical trial provided that the nature and/or extent of the NIH relationship is satisfactory in the discretion of the Company’s Board of Directors;

6)	Bonus Compensation of $200,000 cash to be paid in lump-sum cash upon the completion of the following Bonus Event: public announcement of FDA and/or EMA approval of an IND for SUPERA-1R for Human Clinical Trials.

7)	Such additional Bonus Compensation as may be determined in the discretion of the Company’s Board of Directors, including at its annual review of Employee’s compensation.

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